EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 002-22019 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Growth Trust (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended November 30, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 26, 2020

Schedule A

Eaton Vance Growth Trust

Report Date	Fund Name

January 17, 2020	Eaton Vance Focused Global Opportunities Fund
January 17, 2020	Eaton Vance International Small-Cap Fund